                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        MICROELECTRONIC PACKAGING, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                        MICROELECTRONIC PACKAGING, INC.

                 NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 17, 1998

TO THE SHAREHOLDERS OF MICROELECTRONIC PACKAGING, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Microelectronic Packaging, Inc. (the "Company"), a California corporation, will be held on June 17, 1998, at 10:00 a.m., local time, at 9577 Chesapeake Drive, San Diego, California 92123, for the following purposes:

    1. To elect directors to serve for the ensuing year or until their successors are elected and qualified.

    2. To ratify the appointment of BDO Seidman, LLP ("BDO") as independent accountants of the Company for the fiscal year ended December 31, 1998.

    3. To vote upon such other matters as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on May 1, 1998 are entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Annual Meeting.

  All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose.

  Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                       Sincerely,

                                       /s/ ANDREW K. WROBEL

                                       Andrew K. Wrobel
                                       President and Chief Executive Officer

April 27, 1998

   YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
GENERAL...................................................................   1
 Revocability of Proxies..................................................   1
 Solicitation.............................................................   1
 Deadline for Receipt of Shareholder Proposals............................   1
 Record Date and Voting...................................................   1
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING............................   2
 PROPOSAL ONE--ELECTION OF DIRECTORS......................................   2
  Nominees................................................................   2
  Business Experience of Directors........................................   2
  Director Remuneration...................................................   4
  Certain Relationships and Related Transactions..........................   6
 PROPOSAL TWO--RATIFICATION OF INDEPENDENT ACCOUNTANTS....................   9
 OTHER MATTERS............................................................   9
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........   9
EXECUTIVE COMPENSATION AND RELATED INFORMATION............................  12
 Summary of Cash and Certain Other Compensation...........................  12
 Option Grants in Last Fiscal Year........................................  14
 Aggregated Option Exercises and Fiscal Year-End Values...................  15
 Report on Repricing of Options...........................................  15
 Compensation Committee Interlocks and Insider Participation..............  16
 Employment Contracts and Termination of Employment and Change in Control
  Arrangements............................................................  16
COMPENSATION COMMITTEE REPORT.............................................  17
 General Compensation Policy..............................................  17
 Factors..................................................................  17
 Base Salary..............................................................  17
 Annual Incentive Compensation............................................  17
 Long-Term Incentive Compensation.........................................  18
 CEO Compensation.........................................................  18
 Special Option Regrant Program...........................................  18
 Compliance with Internal Revenue Code Section 162(m).....................  19
COMPARISON OF SHAREHOLDER RETURN..........................................  20
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934......  21
FORM 10-K.................................................................  21

                        MICROELECTRONIC PACKAGING, INC.
                             9577 CHESAPEAKE DRIVE
                          SAN DIEGO, CALIFORNIA 92123

                                PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 17, 1998

GENERAL

  The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Microelectronic Packaging, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on June 17, 1998 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m., local time, at the Company's corporate headquarters at 9577 Chesapeake Drive, San Diego, California, 92123.

  These proxy solicitation materials were mailed on or about May 11, 1998 to all shareholders entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Chief Financial Officer of the Company at the Company's principal executive offices, 9577 Chesapeake Drive, San Diego, California, 92123, a notice of revocation or another signed Proxy with a later date. Any person may also revoke his or her Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail will be supplemented by solicitation by telephone, telegram, or other means by directors, officers or employees of the Company. No compensation will be paid to directors, officers or employees for any such services.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  Proposals of shareholders of the Company that are intended to be presented by such shareholders at the 1999 Annual Meeting of Shareholders must be received by the Company no later than December 28, 1998 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

RECORD DATE AND VOTING

  Shareholders of record on May 1, 1998 are entitled to notice of and to vote at the Annual Meeting. At the record date, 10,793,279 shares of the Company's common stock ("Common Stock"), no par value, were issued and outstanding and no shares of preferred stock were outstanding. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

                MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                      PROPOSAL ONE--ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the Board of Directors shall be comprised of no fewer than four (4) nor greater than seven (7) Directors, with the exact number to be fixed by the Board. The currently authorized number of Directors is five (5), and, as of the date of this Proxy Statement, is comprised of Messrs. Solomon, Bryan, Howland, Stein and Wrobel. The Board of Directors has selected five (5) nominees to be elected at the Annual Meeting. PROXIES CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN THE NUMBER OF NOMINEES NAMED. Pursuant to the terms of the March 1996 agreement among the Company and Transpac Capital Pte. Ltd. and a group of investors (collectively, "Transpac"), Transpac has observer rights with respect to deliberations by the Board of Directors and the right, in the future, to appoint a representative of Transpac to the Board of Directors. At this time, Transpac has not exercised its right to observe the Board of Directors or appoint a Director. At the Annual Meeting, five (5) Directors are to be elected to serve until the Company's next annual meeting or until their successors are elected and qualified. The Board of Directors has selected five (5) nominees, all of whom are current Directors of the Company. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below. The five (5) candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company.

NOMINEES

  Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of April 15, 1998.

   NAME                     AGE POSITIONS AND OFFICES HELD WITH THE COMPANY
   ----                     --- -------------------------------------------
   Lewis Solomon (2) (4)...  64 Chairman of the Board of Directors
   Anthony J. A. Bryan (1)
    (3)....................  75 Director
   Frank Howland (1) (3)
    (4)....................  71 Director
   Gary S. Stein (2).......  49 Director
   Andrew K. Wrobel........  46 Director, President and Chief Executive Officer

  --------
  (1) Member of the Compensation Committee
  (2) Member of the Audit Committee
  (3) Member of the Stock Option Plan Administration Committee
  (4) Member of the Technology Committee

BUSINESS EXPERIENCE OF DIRECTORS

  The principal occupations of each current director of the Company for at least the last five (5) years are as follows:

  Lewis Solomon has served on the Board of Directors of the Company and as a consultant to the Company since November 1996. Since 1988, Mr. Solomon has been Chairman of the Board of Directors of G&L Investments, a strategic business consulting firm ("G&L"). Mr. Solomon previously served on the Board of Directors of the Company from January 1984 to February 1995. From October 1983 to February 1987, Mr. Solomon was Executive Vice President with Alan Patricof & Associates, an international venture capital fund. From 1969 to October 1983, Mr. Solomon worked at General Instrument Corporation, a semiconductor and electronics manufacturing company ("General Instrument"), where his last position was Senior Vice President and Assistant to the Chief Executive Officer. Mr. Solomon also serves on the Boards of Directors of Anacomp, Inc. a manufacturer of magnetic products, Anadigics, Inc., a manufacturer of gallium arsenide semiconductors, and Computer Products, Inc., a communications company. Mr. Solomon holds a B.S. degree in physics from St. Joseph's College and an M.S. in industrial engineering from Temple University.

  Anthony J. A. Bryan has served on the Company's Board of Directors since November 1996. Since March 1996, Mr. Bryan has been Senior Managing Director of The Watley Group, LLC, a firm that specializes in corporate restructurings, management consulting, merchant banking and mergers and acquisitions. From December 1987 to December 1995, Mr. Bryan was Chairman of the Executive Committee of Hospital Corporation International, a hospital management and health care company. From March 1988 to February 1991, Mr. Bryan was Chairman and Chief Executive Officer of Oceanics Group, a company specializing in offshore surveying and positioning services. Prior to that, Mr. Bryan was Chairman, President and Chief Operating Officer of Copperweld Corporation and President and Chief Executive Officer of Cameron Iron Works. Mr. Bryan has served on the boards of directors of several industrial, charitable and educational institutions, including Federal Express, Chrysler Corporation, Pittsburgh National Corporation and Imetal (Paris). Mr. Bryan holds a Masters Degree in Business Administration from Harvard University.

  Frank L. Howland has served on the Company's Board of Directors since June 1994. Since March 1989, Dr. Howland has been President of Frank L. Howland Inc., a consulting company specializing in the area of assembly and packaging of electronic components. From 1955 to 1989, Dr. Howland was a manager in the Electronic Component Research and Development divisions of Bell Laboratories, Inc. Dr. Howland holds a B.S. degree in civil engineering from Rutgers University and an M.S. and Ph.D. in civil/structural engineering from the University of Illinois.

  Gary S. Stein has served on the Company's Board of Directors since June 12, 1997, and has served as a consultant to the Company since November 1996. Since 1988, Mr. Stein has been President of G&L. Since 1993, Mr. Stein has been Director, President and Chief Operating Officer of Liverpool Industries, Inc., a manufacturer of precision sheet metal fabricated products and other components. From 1972 to 1988, Mr. Stein was employed by General Instrument, where he was a Vice President and Corporate Officer, and subsequently, was Vice President for Corporate Strategic Marketing. Previously, at General Instrument, Mr. Stein held the chief operating officer positions of President of the Worldwide Wagering Group and Chairman of American Totalisator, Inc., Vice President and General Manager--Power Semiconductor Division and Vice President and General Manager of a joint venture in pay television between Mattel, Inc. and General Instrument. Mr. Stein holds a B.A. degree in economics from Beloit College and received a Masters degree in Business Administration in Finance from the Wharton School of Business at the University of Pennsylvania. Mr. Stein has also completed the Executive Marketing Management Program at the Harvard Business School.

  Andrew K. Wrobel has served on the Company's Board of Directors and has served as President and Chief Executive Officer of the Company since October 6, 1997. From 1988 to 1997, Mr. Wrobel served as Chairman, President and Chief Executive Officer of GIGATEK Memory Systems, Inc. Prior to 1988, Mr. Wrobel was Vice President of Technology for Carlisle Memory Products Group and Vice President of Engineering for Data Electronics. Mr. Wrobel has also held management positions in Marketing and Engineering at Texas Instruments and BASF. Mr. Wrobel holds a Masters degree from the Massachusetts Institute of Technology.

  There are no family relationships among executive officers or directors of the Company.

  During the fiscal year ended December 31, 1997, the Board of Directors held eight (8) meetings and acted by unanimous written consent on five (5) occasions. The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Plan Administration Committee and a Technology Committee. No Director serving for the full fiscal year attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board on which he serves.

  The Audit Committee currently consists of two (2) Directors, Mr. Stein, the Chairman and Mr. Solomon. The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. During fiscal year ended December 31, 1997, the Audit Committee held five (5) meetings.

  The Compensation Committee currently consists of two (2) Directors, Mr. Bryan, the Chairman and Dr. Howland. During the fiscal year ended December 31, 1997, the Compensation Committee held three (3) meetings and acted by unanimous written consent on one (1) occasion. This Committee reviews and approves the Company's general compensation policies and sets compensation levels, subject to Board review, for the Company's executive officers.

  The Technology Committee currently consists of two (2) Directors, Dr. Howland, the Chairman and Mr. Solomon. During the fiscal year ended December 31, 1997, the Technology Committee held no official meetings. This Committee reviews and makes suggestions to the Board about the current technology being marketed and used by the Company.

  The Stock Option Plan Administration Committee currently consists of two (2) Directors, Mr. Bryan, the Chairman and Dr. Howland. During the fiscal year ended December 31, 1997, the Stock Option Plan Administration Committee held one (1) meeting and acted by unanimous written consent on one (1) occasion. The Stock Option Plan Administration Committee administers the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan").

DIRECTOR REMUNERATION

  Fees and Expenses. Directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings. Each non-employee Director receives a fee of $1,500 for each meeting attended, $750 for each Board committee meeting that does not occur on the date of a Board meeting and a fee of $1,000 for each month of Board service as a Director. Directors who are also employees of the Company receive no additional remuneration for serving as Directors (other than reimbursement for expenses incurred).

  During 1997, the Company paid fees to the following Directors in their capacity as a Director and in connection with consulting services provided to the Company: Mr. Solomon--$198,111 (includes a portion of the fees paid to G&L Investments); Mr. Bryan--$286,164 (includes all of the fees paid to The Watley Group, LLC); Dr. Howland--$23,920; Mr. Stein--$99,000 (includes a portion of the fees paid to G&L Investments); Mr. Thompson (a former director)--$11,500 and Mr. da Silva (a former Chief Executive Officer and Director)--$7,000. (For further information regarding consulting services provided to the Company by such Directors, See "Certain Relationships and Related Transactions.")

  Automatic Option Grants. Pursuant to the Automatic Option Grant Program of the 1993 Plan, each individual who first joins the Board as a non-employee director at any time after November 21, 1996 receives an option grant for 15,000 shares of Common Stock on the date of his or her initial election or appointment to the Board. In addition, at each Annual Shareholders' Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not he or she is standing for re-election at that particular meeting, will receive an option grant for 10,000 shares of Common Stock. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Common Stock on the grant date and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a Board member. Each option granted under the Automatic Option Grant Program becomes exercisable in four successive equal annual installments over the optionee's period of continued Board service, measured from the grant date. However, the shares subject to each outstanding option under the Automatic Option Grant Program will accelerate and become exercisable in full upon (i) an acquisition of the Company by merger or asset sale, (ii) a hostile takeover of the Company or (iii) the optionee's death or disability while continuing to serve as a Board member.

  On June 12, 1997, Mr. Stein was appointed to the Board to fill the vacancy created by the resignation of Mr. Thompson. Pursuant to the Automatic Option Grant Program of the 1993 Plan, Mr. Stein received a stock option grant for 15,000 shares of Common Stock at an exercise price of $0.26 per share, the fair market value of the Common Stock on the date of grant. Such option grant was subject to shareholder approval of certain amendments to the Automatic Option Grant Program of the 1993 Plan, which was obtained on August 21, 1997.

  Under the Automatic Option Grant Program, a stock option for 10,000 shares of Common Stock was granted on August 21, 1997 to each of Mr. Solomon, Mr. Bryan, Dr. Howland and Mr. Stein, who continued to serve as non-employee Board members following the Annual Shareholders Meeting held on that date. Each of these options has an exercise price of $0.19875 per share, the fair market value of the Common Stock on the date of grant.

  Discretionary Consultant Option Grants. On November 21, 1996, each of Messrs. Solomon, Bryan, Howland and Stein (in his capacity as a consultant to the Company) was awarded an option grant under the Discretionary Option Grant Program of the 1993 Plan to purchase shares of Common Stock at an exercise price of $1.91 per share, the fair market value of the Common Stock on such date. The number of shares subject to each such grant was as follows: Mr. Solomon--187,500; Mr. Bryan--125,000; Mr. Stein--187,500; and Dr. Howland--
100,000. With respect to the options granted to Mr. Solomon, Mr. Bryan and Mr. Stein, such options were immediately exercisable as to 150,000, 100,000 and 150,000 of the option shares, respectively, and the remaining option shares were to become exercisable upon the optionee's completion of six (6) years of continuous service with the Company, subject to acceleration upon the consummation by the Company of a Board-approved financing plan for up to $15 million at a price per share of not less than $1.875. Dr. Howland's option was to vest upon his completion of six (6) years of continuous service with the Company, subject to acceleration upon the consummation of such a Board-approved financing plan for up to $15 million at a price per share of not less than $1.875. In addition, on November 21, 1996, the Board of Directors agreed to grant additional options to Messrs. Bryan (75,000 shares), Stein (112,500 shares) and Solomon (112,500 shares) upon the earlier of (i) two full business days after the public announcement of the execution of a Board-approved term sheet for a financing plan as described above or (ii) July 1, 1997. The exercise price for such options was to be the fair market value of the Common Stock on the effective date of grant and the exercise schedule for such options was to be identical to the exercise schedule applicable under the November 21, 1996 option grants to such three individuals as set forth above. The option grants became effective as of July 1, 1997. The fair market value per share of Common Stock on such grant date was $0.20313.

  August 21, 1997 Option Regrant Program. On August 21, 1997, following approval by the Company's shareholders of certain amendments to the 1993 Plan, the Board of Directors and the Stock Option Plan Administration Committee approved a plan to cancel and regrant substantially all options outstanding under the Discretionary Option Grant Program of the 1993 Plan which had an exercise price in excess of $0.19875, the fair market value of the Common Stock of the Company, as traded on the OTC Bulletin Board, on August 21, 1997. Pursuant to this program, each such outstanding option was cancelled and a new replacement option was granted for the same number of shares, with an exercise price of $0.19875 per share and with a new vesting schedule measured from August 21, 1997.

  Pursuant to the August 21, 1997 cancellation/regrant program, each of the options granted to Messrs. Solomon, Bryan, Howland and Stein as of November 21, 1996 and July 1, 1997 was cancelled and replaced with a new option to purchase the same number of shares of Common Stock at an exercise price of $0.19875 per share, the fair market value per share of Common Stock on August 21, 1997. With respect to Messrs. Solomon, Bryan and Stein, the replacement options are immediately exercisable with respect to 50% of the option shares and become exercisable with respect to an additional 25% of the option shares on each of the first and second anniversaries of the grant date, provided the optionee continues to provide services to the Company through each such anniversary date. The options will accelerate and become exercisable in full in the event of a change in control of the Company. Dr. Howland's replacement option is exercisable immediately for fully vested shares. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option will accelerate and become exercisable in full in the event of a change in control of the Company.

  In addition, on November 4, 1997, each of Messrs. Solomon, Bryan, Howland and Stein received a stock option under the Discretionary Option Grant Program of the 1993 Plan. The number of shares subject to each such grant is as follows: Mr. Solomon--200,000; Mr. Bryan--133,333; Dr. Howland--100,000; and Mr. Stein--200,000. Each option has an exercise price of $0.505 per share, the fair market value per share of Common Stock on November 4, 1997. Each option is immediately exercisable with respect to 50% of the option shares and becomes exercisable with respect to an additional 25% of the option shares on each of the first and second anniversaries of the grant date, provided the optionee continues to provide services to the Company through each such anniversary date. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option will accelerate and become exercisable in full in the event of a change in control of the Company.

  The following table sets forth information with respect to each of the Directors concerning his participation in the option cancellation/regrant program, which was effected on August 21, 1997:

                                  NUMBER OF                                           LENGTH OF
                                  SECURITIES  MARKET PRICE    EXERCISE             ORIGINAL OPTION
                                  UNDERLYING   OF STOCK AT    PRICE AT             TERM REMAINING
                                   OPTIONS       TIME OF       TIME OF      NEW      AT DATE OF
                         DATE OF  CANCELLED/  CANCELLATION/ CANCELLATION/ EXERCISE  CANCELLATION/
NAME AND POSITION        REGRANT REGRANTED(#)  REGRANT($)    REGRANT($)   PRICE($) REGRANT (YRS.)
-----------------        ------- ------------ ------------- ------------- -------- ---------------
Lewis Solomon........... 8/21/97   187,500       0.19875       1.90625    0.19875       9.25
 Chairman of the Board   8/21/97   112,500       0.19875       0.20313    0.19875       9.75
 and Consultant

Anthony J. A. Bryan, Sr. 8/21/97   125,000       0.19875       1.90625    0.19875       9.25
 Director/Consultant     8/21/97    75,000       0.19875       0.20313    0.19875       9.75

Frank L. Howland........ 8/21/97   100,000       0.19875       1.90625    0.19875       9.25
 Director/Consultant

Gary S. Stein........... 8/21/97   187,500       0.19875       1.90625    0.19875       9.25
 Director/Consultant     8/21/97   112,500       0.19875       0.20313    0.19875       9.75

  For further information regarding the August 21, 1997 stock option cancellation/regrant program, see "Compensation Committee Report--Special Option Regrant Program."

  On August 21, 1997, each of Messrs. Solomon, Bryan, Howland, and Stein also received a new, additional stock option under the Discretionary Option Grant Program of the 1993 Plan covering the aggregate number of shares subject to the higher-priced options granted to each such individual under the Automatic Option Grant Program prior to August 21, 1997. The number of shares subject to each such grant is as follows: Mr. Solomon--15,000; Mr. Bryan--15,000; Dr. Howland--25,800; and Mr. Stein--15,000. Each option has an exercise price of $0.19875 per share, the fair market value per share of the Common Stock on August 21, 1997, and becomes exercisable for the option shares in a series of four equal annual installments measured from the option grant date. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In November 1996, the Company entered into an agreement for consulting services with G&L Investments ("G&L"), which establishes a consulting relationship with, among others, Lewis Solomon (Chairman of the Board of Directors) and Gary Stein (appointed to the Board on June 12, 1997 to replace Mr. Thompson). In exchange for consulting services, G&L, through an affiliate, receives $15,000 plus reasonable expenses for each month that G&L provides services to the Company. In January 1997, the Company agreed to pay an additional aggregate sum of $50,000 to G&L, through an affiliate, over the six-month period starting in January 1997. In June 1997, the Company agreed to pay an additional aggregate sum of $50,000 to G&L, through an affiliate, over the six month period starting in July 1997. Payments under the latter agreement were cancelable upon 90 days prior written notice by the Board of Directors to G&L. On August 19, 1997, the Board issued such 90 day cancellation notice.

  In November 1996, the Company also entered into an agreement for consulting services with The Watley Group, LLC ("Watley") which employs Mr. Moran (former Acting President and Chief Executive Officer) and

Mr. Anthony Bryan (a Director), among others, pursuant to which Watley receives $15,000 plus reasonable expenses for each month that it provides services to the Company. Through the agreement with Watley, the Company retained Mr. Moran as Acting President and Chief Executive Officer of the Company for the period of January 1, 1997 through October 5, 1997, as a full-time employee and paid Mr. Moran the prevailing minimum wage (which prevailing wage was deducted from the fees referred to herein). In January 1997, the Company agreed to pay Watley an additional aggregate sum of $50,000 over the six-month period starting in January 1997. In June 1997, the Company agreed to pay an additional aggregate sum of $50,000 to Watley over the six month period starting in July 1997. Payments under the latter agreement were cancelable upon 90 days prior written notice by the Board of Directors to Watley. On August 19, 1997, the Board issued such cancellation notice.

  On January 16, 1998, the Company notified Watley that their agreement for consulting services was terminated effective April 16, 1998. The Company is currently in negotiations with Watley concerning a new agreement.

  During 1997, the Company paid Dr. Howland $3,420 for fees incurred in connection with consulting services provided to the Company.

  The Company has entered into an indemnification agreement with each of its directors.

  The Company and certain of its shareholders entered into a registration rights agreement pursuant to which entities that may be deemed affiliated with a greater than five percent shareholder were granted certain registration rights. Such agreement provides for indemnification by the Company for such persons.

  On November 19, 1997, the Company entered into an Investment Banking Agreement with H.J. Meyers & Co., Inc. for a term of two years. Pursuant to the Investment Banking Agreement, the Company is to receive business development services including the review of the Company's managerial and financial requirements, review of the Company's budgets and business plans, analysis of alternative methods by which the Company can raise capital and certain other related services in exchange for the issuance of warrants to purchase 1,000,000 shares of common stock. These warrants have a term of five years, an exercise price of $1.00 per share, and have certain registration rights. The fair market value of the Company's Common Stock on the grant date was $0.625. The exercise of the warrants was contingent on shareholder approval of an increase in the number of authorized shares necessary to provide a sufficient number of shares underlying the warrant. Shareholders subsequently granted such approval effective March 10, 1998.

  In March 1996, pursuant to a subscription agreement, the Company consummated the sale and issuance of 842,013 shares of Common Stock (the "Transpac Shares") to Transpac Capital Pte. Ltd. and a group of related investors (collectively, "Transpac"), at the purchase price of $2.37526 per share, for a total purchase price of $2,000,000 (the "Transpac Financing"). The Transpac Shares represent approximately 7.8% of the Common Stock issued and outstanding on March 31, 1998. In conjunction with the Transpac Financing, MPM (S) Pte. Ltd. ("MPM"), a wholly owned subsidiary of the Company, issued a debenture ("Debenture") to Transpac in the principal amount of $9,000,000. The Debenture could have been converted into shares of MPM's Common Stock provided MPM was then a publicly traded company, or can be repaid in cash. In addition, the Debenture could have been convertible, at Transpac's option, into shares of the Company's Common Stock. Under its term, the Debenture could have been convertible into up to the number of shares of the Company's Common Stock that, when combined with the number of shares of the Company's Common Stock then issued to Transpac upon the closing of the Transpac Financing or otherwise, will equal 49.0% of the Company's then outstanding capitalization. The Debenture could have been convertible into the number of shares of MPM common stock that is equivalent to up to 45% of MPM's then outstanding capitalization at the time of conversion. Transpac has board observer rights and the right in the future to appoint a representative of Transpac to the Company's Board of Directors. The Company guaranteed the repayment of the Debenture. Neither MPM nor the Company have been profitable, and MPM is currently in receivership under the laws of Singapore and will cease to exist thereafter.

  In order to restructure the Company's debt, the Company is in negotiations with all of its creditors holding debt related to the Company's discontinued operations in Singapore. On April 24, 1998 the Company and Transpac entered into a Restructuring, Settlement and Mutual Release Agreement which requires the Company to: pay to Transpac $3,112,463 within six (6) months of the date of the agreement; issue warrants to purchase 500,000 shares of Common Stock with an exercise price of $1.00 per share; pay to Transpac 30% of the net cash proceeds from any settlement received by the Company as a result of its dispute with IBM; and guarantees that Transpac will receive at least $1 million no later than December 31, 1999 to be applied towards any such settlement monies due to Transpac. In exchange, Transpac agrees to relieve the Company of its obligation to pay the remaining balance of the principal and accrued interest that would otherwise be due under its agreement with the Company (approximately $6 million).

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

             PROPOSAL TWO--RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of BDO Seidman, LLP ("BDO"), independent accountants, to audit the financial statements of the Company for the fiscal year ended December 31, 1998, and is asking the shareholders to ratify this appointment.

  In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders. The affirmative vote of the holders of a majority of the Company's voting shares represented and voting at the Annual Meeting is required to ratify the selection of BDO.

  A representative of BDO is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

                                 OTHER MATTERS

  The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                        SECURITIES OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of April 15, 1998 for (i) each Director and nominee who owns Common Stock, (ii) all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) the Chief Executive Officer and the other executive officers whose compensation for 1997 were each in excess of $100,000 and (iv) all executive officers and Directors of the Company as a group.

                                        NUMBER OF SHARES       PERCENT OF TOTAL SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1) OUTSTANDING BENEFICIALLY OWNED
------------------------------------  --------------------- ------------------------------
H. J. Meyers & Co.,
 Inc.(2)................                    1,140,800                    9.6%
 125 Half Mile Road
 Red Bank, New Jersey 07701

Entities that may be
 deemed to be affiliated
 with Transpac Capital Pte.
 Ltd.(3)................                      842,013                    7.8%
 6 Shenton Way
 #2D-09 DBS Building
 Tower Two
 Singapore 068809

Joost Tjaden (4)........                      603,263                    5.6%
 c/o TBM Associates
 5339 Alpha, #120
 Dallas, Texas 75240

                                        NUMBER OF SHARES       PERCENT OF TOTAL SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1) OUTSTANDING BENEFICIALLY OWNED
------------------------------------  --------------------- ------------------------------
Cabot Ceramics, Inc.(5).                      656,992                     6.1%
 c/o Cabot Corporation
 75 State Street
 Boston, MA 02119-1806

Lewis Solomon(6)........                      540,616                     4.8%

Anthony J. A. Bryan(7)..                      373,333                     3.3%

Frank Howland(7)........                      261,600                     2.4%

Gary S. Stein(7)........                      540,000                     4.8%

Andrew K. Wrobel(7).....                      600,000                     5.3%
 c/o Microelectronic
 Packaging, Inc.
 9577 Chesapeake Drive
 San Diego, California 92123

Alfred J. Moran, Jr.(7).                      333,334                     3.0%

Charles F. Wheatley(7)..                      275,000                     2.5%

Denis J. Trafecanty(7)..                      300,000                     2.7%

Timothy R. Sullivan(7)..                      150,000                     1.4%

All directors and execu-
 tive officers as a group
 (9 persons)(8).........                    3,373,883                    23.8%

--------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage beneficially owned is based on a total of 10,793,279 shares of Common Stock issued and outstanding as of April 15, 1998. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 1998 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Consists of warrants to purchase 1,000,000 shares of Common Stock with an exercise price of $1.00 per share plus a warrant to purchase 140,800 shares of Common Stock with an exercise price of $6.50 per share.

(3) The Transpac entities include Transpac Capital Pte Ltd. (the "Manager"), a Singapore private limited company; Transpac Industrial Holdings Limited ("TIH"), a Singapore private limited company; Regional Investment Company Limited ("Regional"), a Singapore public limited company; Transpac Equity Fund ("TEF"), a British Virgin Islands trust; Transpac Venture Partnership II ("TVP"), a collective investment scheme; Transpac Manager's Fund
    ("TMP"), a British Virgin Islands international business company; and NatSteel Equity III Pte Ltd. ("NatSteel"), a Singapore private limited company. The Manager does not have any direct ownership interest in the Company's Common Stock. The Manager has, in its capacity as investment adviser to each of TIH, Regional, TEF and TVP, the power to control the voting and disposition of the 765,466 shares of Common Stock held in the aggregate by TIH, Regional, TEF and TVP and, therefore, may be deemed to be a beneficial owner of such shares. Such shares constitute approximately
    13.90 percent of the outstanding Common Stock. TIH has direct beneficial ownership of 334,069 shares (approximately 6.1%) of the Common Stock. TIH shares the power to control the voting and disposition of such 334,069 shares of Common Stock with the Manager. TIH disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. Regional has direct beneficial ownership of 92,066 shares (approximately 1.79%) of the Common Stock. Regional shares the power to control the voting and disposition of such 92,066 shares of Common Stock with the Manager. Regional disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TEF has direct beneficial ownership of 197,285 shares (approximately 1.79%) of the Common Stock. TEF shares the power to control the voting and disposition of such 197,285 shares of Common Stock with the Manager. TEF disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TVP has direct beneficial ownership of 139,415 shares (approximately 2.5%) of the Common Stock. TVP shares the power to control the voting and disposition of such 139,415 shares of Common Stock with the Manager. TVP disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TMF has direct beneficial ownership of 2,631 shares (approximately 0.05%) of the Common Stock. NatSteel has direct beneficial ownership of 75,547 shares (approximately 1.4%) of the Common Stock. NatSteel and the Manager have no formal relationship, advisory or otherwise, in respect of the shares of Common Stock held by NatSteel. However, NatSteel anticipates that it may rely upon the advice of Transpac in connection with the voting and disposition of the shares of Common Stock held by it. NatSteel disclaims beneficial ownership of the shares of Common Stock held by any other Transpac entity. The preceding information was obtained from a
    Schedule 13D filed with the Securities and Exchange Commission on or about April 3, 1996. Mr. Wong Lin Hong is Director and Executive Vice President of Transpac Capital Pte Ltd., and as such may be deemed to share voting and investment power with respect to the Transpac entities' shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The number of shares beneficially owned does not include a warrant to purchase 500,000 shares of Common Stock at $1.00 per share, which will be issued by the Company to Transpac pursuant to a Restructuring, Settlement and Mutual Release Agreement which was signed on April 24, 1998.

(4) Includes shares owned by TBM Associates, Inc. ("TBM"), an investment management company in which Mr. Tjaden is a significant shareholder, and as such may be deemed to share voting and investment power. TBM exercises voting control over shares of MPI common stock held by Bostech Associates (1,719 shares), Ion Associates (33,685 shares) and N.V. Bever Holding (368,094 shares and a warrant to purchase 1,173 additional shares at an exercise price of $5.63). Also includes shares held by Janivo Fonds (99,307 shares) and Van Doorne Group (99,285 shares), over which Mr. Tjaden exercises voting control. Mr. Tjaden disclaims beneficial ownership of all such shares.

(5) Includes 654,326 shares owned by Cabot Ceramics, Inc. and 2,666 shares issuable upon exercise of a warrant. Cabot Ceramics, Inc. is a corporation wholly owned by Cabot Corporation. The executive management of Cabot Corporation has voting and investment power over such shares and may be deemed to beneficially own such shares.

(6) Includes options to purchase 540,000 shares of common stock, exercisable within 60 days of April 15, 1998.

(7) All shares in the form of stock options exercisable within 60 days of April 15, 1998.

(8) See Notes 6 and 7 above.

  To the Company's knowledge, based solely upon representations from such shareholders, each beneficial owner of more than ten percent of the Company's capital stock and all officers and directors filed all reports and reported all transactions on a timely basis with the Securities and Exchange Commission (the "Commission"), the NASD and the Company.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation earned, for services rendered in all capacities to the Company and its subsidiaries, for the fiscal years ended December 31, 1997, 1996 and 1995, by all persons who served as the Company's Chief Executive Officer during 1997, and each of the other three (3) most highly compensated executive officers of the Company who earned more than $100,000 in compensation for the 1997 fiscal year (hereafter referred to as "Named Executive Officers").

                                                                   LONG TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                    ANNUAL COMPENSATION            ------------
                          ---------------------------------------  SECURITIES     ALL OTHER
NAME AND PRINCIPAL                                 OTHER ANNUAL    UNDERLYING    COMPENSATION
POSITION                  YEAR SALARY($) BONUS($) COMPENSATION($)  OPTIONS(#)       ($)(1)
------------------        ---- --------- -------- --------------- ------------   ------------
Andrew K. Wrobel(2).....  1997   46,664   25,000       2,583(3)     600,000             99
 President and Chief      1996      --       --          --             --             --
 Executive Officer        1995      --       --          --             --             --
Alfred Jay Moran,
 Jr.(4).................  1997    7,905      --       21,690(5)     408,334(6)         --
 Former Acting President
  and CEO                 1996      --       --          --         125,000            --
                          1995      --       --          --             --             --
Charles F. Wheatley.....  1997  149,257   25,000      13,597(7)     275,000(8)       5,339
 Executive Vice Presi-
  dent                    1996  120,000    6,670         --             --           3,330
 Sales and Marketing      1995  120,000      --       77,348(7)      10,661          3,046
Denis J. Trafecanty(9)..  1997  149,414   35,000      28,798(10)    300,000(11)      5,102
 Senior Vice President
  and CFO                 1996   37,736      --          --          50,000            --
                          1995      --       --          --             --             --
Timothy R. Sullivan(12).  1997   97,741   20,000         502        150,000         21,612(12)
 Vice President and Con-
  troller                 1996      --       --          --             --             --
                          1995      --       --          --             --             --

--------
(1) All other compensation is comprised of (i) matching contributions made by the Company on behalf of the Named Executive Officer to its Section 401(k) Plan and (ii) annual premiums paid for group term life insurance policies. Under such policies, the Named Executive Officer may designate the beneficiary of the insurance proceeds payable upon death. The amounts of the Company's matching contribution to its Section 401(k) Plan and the life insurance premiums are set forth below:

                                                 MATCHING 401(K)  LIFE INSURANCE
                                                 CONTRIBUTION ($)  PREMIUM ($)
                                                 ---------------- --------------
     Andrew K. Wrobel...................... 1997        --               99
                                            1996        --              --

     Alfred Jay Moran, Jr.................. 1997        --              --
                                            1996        --              --

     Charles F. Wheatley................... 1997      4,181           1,158
                                            1996      3,330             --
                                            1995      3,046             --

     Denis J. Trafecanty................... 1997      4,360             742
                                            1996        --              --

     Timothy R. Sullivan................... 1997      1,650             112
                                            1996        --              --

(2) Mr. Wrobel was appointed as President and Chief Executive Officer of the Company in October 1997.

(3) Other Annual Compensation for Mr. Wrobel is comprised of an auto allowance provided by the Company.

(4) Mr. Moran resigned as Acting President and Chief Executive Officer effective October 5, 1997. Although Mr. Moran was not paid a salary in 1996, Mr. Moran is a member of The Watley Group, LLC, which was being paid a monthly fee by the Company of $15,000 from October 1996. Starting in January 1997, The Watley Group, LLC was paid an aggregate of $50,000 additionally for two consecutive six-month periods beginning in January 1997. In addition, from January 1997, Mr. Moran was paid the prevailing minimum wage (which prevailing wage was deducted from the additional $50,000 fees paid to The Watley Group, LLC). For information regarding consulting fees paid to The Watley Group, LLC, see "Certain Relationships and Related Transactions."

(5) The Company reimbursed Mr. Moran for temporary housing while providing services to the Company ($12,440) and also reimbursed him for income taxes on this additional income ($9,250).

(6) Includes options for 200,000 shares granted on August 21, 1997 in exchange for the cancellation of an option for 125,000 shares originally granted on November 21, 1996 with an exercise price of $1.90625 per share and an option for 75,000 shares originally granted on July 1, 1997 with an exercise price of $0.20313 per share.

(7) For 1997, Other Annual Compensation includes a car allowance of $7,152, reimbursement of income taxes on this additional income of $2,900 and reimbursement of income taxes incurred in connection with Mr. Wheatley's prior overseas assignment of $3,000. For 1995, Other Annual Compensation is comprised of housing reimbursement of $31,280, the value of the use of a 1989 Toyota Corona estimated to be $34,371, reimbursement of relocation and storage costs of $8,220, and reimbursement of medical expenses of $3,477, all in connection with Mr. Wheatley's overseas assignment.

(8) Includes options for 21,322 shares granted on August 21, 1997 in exchange for the cancellation of an option for 10,661 shares originally granted on February 15, 1994 with an exercise price of $5.00 per share and an option for 10,661 shares originally granted on June 5, 1995 with an exercise price of $1.8125 per share.

(9) Mr. Trafecanty was appointed as Chief Financial Officer of the Company in August 1996.

(10) The Company provided a car allowance to Mr. Trafecanty of $8,812, living expenses totaling $10,926 and reimbursed Mr. Trafecanty for the income tax impact of these benefits, which totaled $8,147.

(11) Includes options for 50,000 shares granted on August 21, 1997 in exchange for the cancellation of an option for 50,000 shares originally granted on August 26, 1996 with an exercise price $4.00 per share.

(12) Mr. Sullivan was appointed as Vice President and Controller of the Company in March 1997. The Company paid Mr. Sullivan $19,850 in connection with consulting services rendered to the Company during January and February 1997. These fees are included in the caption All Other Compensation.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning stock option grants made to the Company's Chief Executive Officer and each of the other Named Executive Officers during the fiscal year ended December 31, 1997. No stock appreciation rights were granted or exercised during such fiscal year.

                                                                             POTENTIAL REALIZABLE
                                  INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                         ----------------------------------------               ANNUAL RATES OF
                          NUMBER OF       % OF TOTAL                              STOCK PRICE
                         SECURITIES        OPTIONS                             APPRECIATION FOR
                         UNDERLYING       GRANTED TO  EXERCISE OR               OPTION TERM(2)
                           OPTIONS       EMPLOYEES IN BASE PRICE  EXPIRATION ---------------------
NAME                     GRANTED (#)     FISCAL YEAR   ($/SH)(1)     DATE      5%($)      10%($)
----                     -----------     ------------ ----------- ---------- ---------- ----------
Andrew K. Wrobel........   500,000(3)        33.6%      0.43000   10/5/2007     135,212    342,655
                           100,000(3)         6.7%      0.50500   11/3/2007      31,759     80,484

Alfred Jay Moran, Jr....    75,000(4)         4.0%      0.20313         N/A         N/A        N/A
                           200,000(5)(6)     10.5%      0.19875   8/20/2007      24,999     63,351
                           133,334(6)         7.0%      0.50500   11/3/2007      42,346    107,313

Charles F. Wheatley.....    21,322(5)(7)      1.1%      0.19875   8/20/2007       2,665      6,734
                           178,678(7)         9.4%      0.19875   8/20/2007      22,333     56,597
                            75,000(8)         4.0%      0.50500   11/3/2007      23,819     60,363

Denis J. Trafecanty.....    50,000(5)(9)      2.6%      0.19875   8/20/2007       6,250     15,838
                           150,000(7)         7.9%      0.19875   8/20/2007      18,749     47,513
                           100,000(8)         5.3%      0.50500   11/3/2007      31,759     80,484

Timothy R. Sullivan.....   100,000(7)         5.3%      0.19875   8/20/2007      12,499     31,676
                            50,000(8)         2.6%      0.50500   11/3/2007      15,880     40,242

--------
(1) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The plan administrator of the 1993 Plan ("Plan Administrator") may also permit the optionee to pay the exercise price in installments over a period of years. The Plan Administrator has the discretionary authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the fair market value of the option shares on the regrant date.

(2) The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projections of future Common Stock prices. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten
    (10) year option term will be at the assumed 5% and 10% levels or at any other defined level.

(3) The options become exercisable in a series of 36 equal monthly installments over Mr. Wrobel's period of service with the Company measured from the option grant date. The options will become exercisable on an accelerated basis in the event of an acquisition of the Company by merger or asset sale, unless the options are assumed by the acquiring entity. The options become exercisable on an accelerated basis in the event of an involuntary termination of Mr. Wrobel's service with the Company, other than for cause.

(4) Mr. Moran's stock option was granted on July 1, 1997. Pursuant to the August 21, 1997 option cancellation/regrant program, the option was cancelled and a new option granted in its place on August 21, 1997. See footnote (5) below.

(5) Represents options granted on August 21, 1997 in cancellation of pre-existing option grants with higher exercise prices per share.

(6) The option is exercisable with respect to 50% of the option shares as of the November 4, 1997 date of grant and becomes exercisable for an additional 25% of the option shares on each of the first and second anniversaries of such grant date, provided Mr. Moran continues in the Company's service through each such anniversary date. The options become exercisable on an accelerated basis in the event of an acquisition of the Company by merger or asset sale.

(7) The option becomes exercisable with respect to one-third ( 1/3) of the total option shares on February 21, 1998 and with respect to an additional 8.3% of the option shares upon the optionee's completion of each three months of service measured from and after such date. The option will become exercisable on an accelerated basis in the event of an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity.

(8) The option becomes exercisable with respect to one-third ( 1/3) of the total option shares on November 4, 1998 and with respect to an additional 8.3% of the option shares upon the optionee's completion of each three months of service measured from and after such date. The option will become exercisable on an accelerated basis in the event of an acquisition of the Company by merger or assets sale, unless the option is assumed by the acquiring entity.

(9) The option becomes exercisable with respect to one-third ( 1/3) of the total option shares on February 21, 1998 and with respect to an additional 6.7% of the option shares upon the optionee's completion of each three months of service measured from and after such date. The option will become exercisable on an accelerated basis in the event of an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

  No options were exercised by the Company's Chief Executive Officer or the other Named Executive Officers during the fiscal year ended December 31, 1997. The following table sets forth information concerning option holdings for such fiscal year with respect to the Company's Chief Executive Officer and each of the other Named Executive Officers. The fair market value of the Common Stock at fiscal year-end was $0.53 per share, based on the average of the highest bid and lowest ask price as quoted on the OTC Bulletin Board. No stock appreciation rights were exercised or outstanding during such fiscal year.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                              OPTIONS AT FISCAL YEAR-    THE-MONEY OPTIONS AT
                                      END(#)              FISCAL YEAR-END($)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Andrew K. Wrobel............    33,334      566,666       2,917       49,583
Alfred Jay Moran, Jr........   166,667      166,667      34,792       34,792
Charles F. Wheatley.........       --       275,000         --        68,125
Denis J. Trafecanty.........       --       300,000         --        68,750
Timothy R. Sullivan.........       --       150,000         --        34,375

REPORT ON REPRICING OF OPTIONS

  As discussed in the Compensation Committee Report on Executive Compensation below, on August 21, 1997 the Company implemented an option cancellation/regrant program for virtually all officers, employees and consultants holding stock options with an exercise price per share in excess of the market price of the Common Stock on such date. Pursuant to the cancellation/regrant program, each such option with an exercise price in excess of $0.19875 was canceled and a new option for the same aggregate number of shares was granted with an exercise price of $0.19875, the fair market value per share of Common Stock on August 21, 1997.

  The following table sets forth information with respect to certain of the Named Executive Officers concerning his participation in the option cancellation/regrant program, which was effected on August 21, 1997. Neither Mr. Wrobel nor Mr. Sullivan participated in such program.

                                   NUMBER OF                                            LENGTH OF
                                  SECURITIES   MARKET PRICE    EXERCISE              ORIGINAL OPTION
                                  UNDERLYING    OF STOCK AT  PRICE AT TIME           TERM REMAINING
                                    OPTIONS       TIME OF         OF          NEW      AT DATE OF
                                  CANCELLED/   CANCELLATION/ CANCELLATION/ EXERCISE   CANCELLATION/
NAME AND POSITION         DATE   REGRANTED (#)  REGRANT ($)   REGRANT ($)  PRICE ($)  REGRANT (YRS)
-----------------        ------- ------------- ------------- ------------- --------- ---------------
Alfred Jay Moran, Jr.... 8/21/97    125,000       0.19875       1.90625     0.19875       9.25
 Former President and    8/21/97     75,000       0.19875       0.20313     0.19875       9.75
 Chief Executive Officer

Charles F. Wheatley..... 8/21/97     10,661       0.19875       5.00000     0.19875       6.50
 Executive Vice Presi-
  dent,                  8/21/97     10,661       0.19875       1.81250     0.19875       7.75
 Sales and Marketing

Denis J. Trafecanty..... 8/21/97     50,000       0.19875       4.00000     0.19875       9.00
 Senior Vice President
 and Chief Financial Of-
  ficer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The individuals who served on the Compensation Committee of the Company's Board of Directors during the fiscal year ended December 31, 1997 were Mr. Bryan, the Chairman, Dr. Howland, Mr. Solomon and Mr. Thompson (a former Director). None of these individuals was at any time during such fiscal year, or at any other time, an officer or employee of the Company.

  No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

 Employment Agreement with Andrew K. Wrobel

  Effective October 6, 1997, the Company entered into a two (2)-year employment agreement ("Agreement") with Andrew K. Wrobel. The term of this Agreement shall automatically be extended, unless not less than one (1) year prior to the expiration date, the Company shall have delivered written notice to Mr. Wrobel that the term of this Agreement shall terminate on the expiration date; or Mr. Wrobel, not less than thirty (30) days prior to the expiration date, elects to terminate this Agreement by delivering written notice of such desire to terminate to the Company. Under the terms of this agreement, Mr. Wrobel is entitled to a base salary of not less than $220,000 per year, plus a minimum increase of six (6) percent of his base salary on each anniversary of the agreement. Mr. Wrobel is also entitled to receive a bonus equal to sixty percent (60%) of his then existing base salary, payable quarterly pro rata upon the Company's achievement of the performance criteria set forth in the business plan to be prepared by Mr. Wrobel for the Company and approved by the Board. Mr. Wrobel was eligible to receive, and in February 1998 did receive, payment of $25,000 of the bonus at the end of the first three (3) months of his employment, based on his completion of a board-approved business plan. The Agreement also guaranteed Mr. Wrobel a stock option for 500,000 shares of the Company's Common Stock at the fair market value on the date of the Agreement ($0.43 per share). The options will become exercisable on an accelerated basis in the event of an acquisition of the Company by merger or asset sale, unless the options are assumed by the acquiring entity. Mr. Wrobel participates in all of the Company's employee benefit plans. In the event of his termination other than for cause, Mr. Wrobel is entitled to full acceleration of his options and a severance payment equal to one (1) year of his then current salary within five (5) business days of his termination plus twelve (12) months additional coverage under the Company's health, medical and dental plans.

 Change in Control Arrangements

  The Stock Option Plan Administration Committee of the Board of Directors has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers under that plan in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale. In connection with a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or through a proxy contest for the election of Board members, the Plan Administrator has the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Option Grant Program of the 1993 Plan and the automatic vesting of outstanding shares under the Stock Issuance Program.

                         COMPENSATION COMMITTEE REPORT

  For the 1997 fiscal year, the Compensation Committee of the Board of Directors was responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review and final approval by the full Board. The Compensation Committee also had the exclusive responsibility during such year for the administration of the Company's 1993 Plan under which grants may be made to executive officers and other key employees.

  General Compensation Policy. The fundamental policy of the Compensation Committee is to provide the Company's executive officers and other key employees with compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

  Factors. For Andrew K. Wrobel, the Compensation Committee followed the terms of his employment agreement with the Company in determining his compensation for 1997. That agreement specifies the compensation, subject to Board adjustment, that was paid to Mr. Wrobel during 1997. Several of the more important factors which the Compensation Committee considered in establishing the components of the compensation packages for executive officers who do not have an employment agreement with the Company for the 1997 fiscal year are summarized below. Additional factors were also taken into account and the Compensation Committee may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

  Base Salary. The base salary for each officer who does not have an employment agreement with the Company is determined on the basis of the following factors: experience, personal performance and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

  Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance targets established for each fiscal year.

  Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a two and one-half (2 ) or three (3)-year period, contingent upon the executive officer's continued employment with the Company or a subsidiary. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

  The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In 1997, all Named Executives received an option grant. Such options are described in the Summary Compensation Table, in the column entitled "Long Term Compensation Awards--Securities Underlying Options" and in the "Option Grants in Last Fiscal Year" table.

  CEO Compensation. In setting the compensation payable to the Company's Chief Executive Officer, Mr. Wrobel, the Compensation Committee followed the terms of the employment agreement that was previously negotiated between Mr. Wrobel and the Company and subsequently executed. In accordance with the terms of his employment agreement, Mr. Wrobel received a base salary of $46,664 in 1997 ($220,000 annually).

  A cash bonus was paid to Mr. Wrobel for the 1997 fiscal year of $25,000 and on October 6, 1997 Mr. Wrobel was granted an option to purchase 500,000 shares of Common Stock (see "Employment Contracts and Termination of Employment and Change in Control Arrangements--Employment Agreement with Andrew K. Wrobel") to make a portion of his total compensation contingent on increased value for the Company's shareholders; the option will have no value unless there is appreciation in the value of the Company's Common Stock over the option term. On November 4, 1997, Mr. Wrobel received an option to purchase an additional 100,000 shares of Common Stock.

  Mr. Alfred Moran served as Acting President and Chief Executive Officer of the Company from January 1997 to October 1997. In 1997, Mr. Moran was paid a salary by the Company equal to the prevailing minimum wage. Mr. Moran is a member of The Watley Group, LLC, which was being paid a monthly retainer of $15,000 per month by the Company through December 31, 1997.

  Special Option Regrant Program. On August 21, 1997, following approval by the Company's Shareholders of certain amendments to the 1993 Plan, the Board of Directors and Stock Option Plan Administration Committee approved a plan to cancel and regrant substantially all outstanding options (other than options granted to non-employee Directors pursuant to the Automatic Option Grant Program of the 1993 Plan), having an exercise price greater than $0.19875 per share, the fair market value of the Common Stock on August 21, 1997. Based upon the delisting of the Company's Common Stock from the Nasdaq National Market, the financial condition of the Company, the stock price, the probable lack of a request for a $15 million financing on which the vesting of the options previously granted to certain executive officers and consultants of the Company was contingent, and the necessity of retaining its employees and restoring value to their options, the Board of Directors and the Stock Option Plan Administration Committee believed that this program was in the best interests of the shareholders. Pursuant to this program, each such outstanding option was cancelled and a new replacement option was granted for the same number of shares, with an exercise price of $0.19875 per share and, generally, with a new vesting schedule measured from such date. In addition, on August 21, 1997, each of the non-employee directors was granted an additional option under the Discretionary Option Grant Program of the 1993 Plan to purchase the number of shares of Common Stock subject to the higher-priced options previously granted to each such individual under the Automatic Option Grant Program.

  The lower exercise prices in effect under the new options make those options valuable once again to the executive officers, key employees and non-employee Directors who are critical to the Company's financial performance and success. However, those individuals will enjoy the benefits of the new options only if they remain in the Company's service and the market price of the Company's Common Stock increases.

  Compliance with Internal Revenue Code Section 162(m). As a result of Section 162(m) of the Internal Revenue Code, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Non-performance based compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based cash compensation to be paid to the Company's executive officers for fiscal 1998 will exceed that limit. In addition, option grants and other awards made under the 1993 Plan prior to January 1, 1998 were structured so that any compensation deemed paid to an executive officer in connection with those awards will qualify as performance-based compensation which will not be subject to the $1 million limitation. However, any compensation deemed paid by the Company in connection with transactions relating to options or other awards granted during the 1998 fiscal year will have to be taken into account for purposes of the $1 million limitation. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Dated as of April 24, 1998

                                          Mr. Anthony J. A. Bryan
                                          Dr. Frank L. Howland

                       COMPARISON OF SHAREHOLDER RETURN

  The graph below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock price with the cumulative total returns of the Nasdaq Market Index, a line-of-business index which is based on the Company's four-digit SIC Code (3674-- Semiconductors and Related Devices) and the Peer Group previously selected by the Company which included Altron, Inc., Ceramics Process Systems Corporation, Dense-Pac Microsystems, Inc., Irvine Sensors Corporation and Microsemi Corp. Due to the closure of the Company's pressed ceramics product line in Singapore, the Company has determined that the companies listed above no longer represent an appropriate peer group for the Company's current product line (multichip modules). As a result, the Company has elected to use a line-of-business index.

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           Microelectronic      SIC Code      NASDAQ Market     Old Peer
(Fiscal Year Covered)        Packaging, Inc.      Index         Index             Group
-------------------          ----------------     ---------     -------------     --------
Measurement Pt.                  100.00            100.00          100.00           100.00
FYE  Jun-94                      102.50             99.96           98.29            98.50
FYE  Sep-94                       92.50            104.03          103.52           112.83
FYE  Dec-94                       60.00            110.58          101.44           114.18
FYE  Mar-95                       35.00            136.61          104.44           116.84
FYE  Jun-95                       47.50            194.56          114.25           164.48
FYE  Sep-95                       47.50            214.37          127.30           216.68
FYE  Dec-95                       40.00            171.22          126.28           196.30
FYE  Mar-96                       82.50            165.05          132.11           185.08
FYE  Jun-96                       87.50            177.93          141.90           174.74
FYE  Sep-96                       67.50            212.65          145.81           124.56
FYE  Dec-96                       19.38            271.99          152.67           156.62
FYE  Mar-97                        6.25            291.03          144.91           136.83
FYE  Jun-97                        4.38            306.67          171.44           131.90
FYE  Sep-97                        7.00            383.00          199.88           158.44
FYE  Dec-97                       11.60            281.27          187.28           149.25

--------
(1) The graph covers the period from April 21, 1994, the date the Company's initial public offering commenced, through the fiscal year ended December 31, 1997.

(2) The graph assumes that $100 was invested on April 21, 1994 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

(4) The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for such persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners during the period from January 1, 1997 to December 31, 1997, were complied with.

                                   FORM 10-K

  The Company files an Annual Report on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K (excluding exhibits) including financial statements and schedules has been included with the mailing of this proxy to all shareholders. SHAREHOLDERS MAY OBTAIN ADDITIONAL COPIES OF THESE REPORTS, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WITHOUT CHARGE, BY WRITING TO DENIS J. TRAFECANTY, CHIEF FINANCIAL OFFICER OF THE COMPANY, AT THE COMPANY'S EXECUTIVE OFFICES AT 9577 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123.

  The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          THE BOARD OF DIRECTORS

Dated: April 24, 1998

                        MICROELECTRONIC PACKAGING, INC.                    PROXY

                 ANNUAL MEETING OF SHAREHOLDERS, JUNE 17, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF MICROELECTRONIC PACKAGING, INC.

  The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held June 17, 1998 and the Proxy Statement and appoints Andrew Wrobel and Denis Trafecanty and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Microelectronic Packaging, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at 9577 Chesapeake Drive, San Diego, California 92123 on June 17, 1998 at 10:00 a.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

 1.  FOR WITHHOLD AUTHORITY  EXCEPTIONS [_] TO ELECT FIVE DIRECTORS TO SERVE FOR
     [_] TO VOTE FOR         THE NEXT YEAR UNTIL THE EXPIRATION OF THEIR TERMS
         NOMINEES  [_]       IN 1999 OR UNTIL THEIR SUCCESSORS ARE ELECTED AND
                             QUALIFIED.

     INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box, and strike a line through the nominee's name in the list below:
     Lewis Solomon, Anthony J.A. Bryan, Frank Howland, Gary Stein and
     Andrew Wrobel.

 2.  FOR  AGAINST  ABSTAIN   To ratify the appointment of BDO Seidman, LLP
     [_]    [_]      [_]     ("BDO") as independent accountants of the Company
                             for the fiscal year ended December 31, 1998.

 3.  FOR  AGAINST  ABSTAIN   In their discretion, the Proxies are authorized to
     [_]    [_]      [_]     vote upon such other matters as may properly come
                             before the meeting.

  The Board of Directors recommends a vote FOR the proposals. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the proposals if no specification is made. The Proxy will also be voted at the discretion of the proxy holder on such matters other than the two specific proposals as may come before the meeting.

  Please print the name(s) appearing on each share certificate(s) over which you have voting authority: _______________________________________________________
                                      (Print name(s) on certificate)

  Please sign your name: _________________________________________ Date: _______
                                 (Authorized Signature(s))